For further information contact:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

FOR IMMEDIATE RELEASE

PrivateBancorp, Inc. (Nasdaq:PVTB)
Declares quarterly cash dividend

Chicago, August 29, 2006 … PrivateBancorp, Inc. announced that its board of directors declared a quarterly cash dividend of $0.06 per share payable on September 29, 2006 to stockholders of record on September 15, 2006. This dividend is unchanged from the prior quarterly dividend of $0.06 per share.

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